UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2021

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $1.00 per share	IIN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l2b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01	Other Events.

TCPA Litigation Settlement

As previously disclosed, on October 9, 2019, plaintiff Mark Hoffman (“Hoffman”) filed a putative class action lawsuit against defendant Hearing Help Express, Inc. (“HHE”), a subsidiary of the Company, in the Federal District Court for the Western District of Washington (the “Court”) based on specific provisions of the federal Telephone Consumer Protection Act (“TCPA”). HHE’s investigation revealed third-party lead generator Triangular Media Corp. (“Triangular”) provided Hoffman’s information to HHE. Hoffman claims he did not provide the requisite prior express written consent for autodialed telemarketing calls regarding hearing aids to be placed to his cellphone. He also claims he did not provide the requisite permission for telemarketing calls to his number registered on the Do-Not-Call (“DNC”) registry. Since the initial complaint was filed, Hoffman amended his complaint several times to add additional parties, including Triangular, Triangular’s alleged owner, an alleged entity related to Triangular called LeadCreations.Com, LLC, Intricon, Inc., and Intricon Corporation. With respect to HHE, Hoffman sought to certify a class of certain automated outbound telemarketing calls HHE allegedly made without prior consent, or to those numbers on the DNC registry, in the last four years. Hoffman also sought to hold the Company vicariously liable for all of the calls HHE made without prior consent. The potential exposure under the TCPA is $500 per call, or $1,500 per call if the violation is deemed willful or knowing.

On July 26, 2021, the Company and the other defendants entered into a Class Action Settlement Agreement and Release ("Settlement Agreement") with Hoffman for himself and on behalf of the settlement class relating to this matter. The Settlement Agreement was submitted to the Court for approval on July 28, 2021.

Pursuant to the Settlement Agreement, among other things, (a) the Company has agreed to pay total cash consideration of $1.3 million into a settlement fund, and (b) Hoffman and the settlement class members agreed to a release of claims against the Company, Intricon, Inc. and HHE relating to any claim or potential claim relating to the marketing activities described in the complaint.

The Settlement Agreement will become effective upon the first date after which the following events and conditions have occurred: (a) the Court has entered a final judgment; and (b) the final judgment has become final in that the time for appeal or writ has expired or, if any appeal and/or petition for review is taken and the settlement is affirmed, the time period during which further petition for hearing, appeal, or writ of certiorari can be taken has expired.

The $1.3 million settlement fund has been fully accrued for in the Company’s 2021 second quarter results because the amount of the settlement was set forth in a confidential settlement term sheet between the parties in June 2021. The settlement fund is required to be paid within seven days after the effective date. In entering into the Settlement Agreement, the Company and the other defendants are making no admission of liability.

The Settlement Agreement is subject to approval by the Court. If the Court preliminarily approves the settlement, the Settlement Agreement provides for a period of time during which class members will be notified of the settlement and given an opportunity to file a claim to receive a settlement payment, opt out of the class, object to the settlement or do nothing. The Company expects that the Court will schedule a fairness hearing to occur after the notice period, at which time the parties will request final approval of the settlement and at which any objectors to the settlement will be heard. If the Court gives final approval to the settlement, the release will be effective as to all class members who do not validly out opt of the class, regardless of whether they filed a claim form and received a payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

Date: August 5, 2021	By:	/s/ Scott Longval
Scott Longval
President, Chief Executive Officer and Director (principal executive officer)